Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

American Community Bancshares, Inc. Announces Approval to Repurchase

Additional Two Hundred Seventy Thousand Shares

Charlotte, NC – July 30, 2007 – American Community Bancshares, Inc. (NASDAQ: ACBA) (the “Company”), announced today that its Board of Directors has approved a plan to repurchase up to an additional 275,000 shares of the Company's common stock. This open-ended plan is effective immediately.

Shares will be purchased in accordance with applicable securities laws through open market transactions or in private negotiated transactions. Repurchases under the plan may be suspended or recommenced from time to time without notice, depending on market conditions and other factors.

Currently, there are also up to 14,900 shares of the Company’s common stock that remain authorized for repurchase under a repurchase plan that was previously approved by the Company’s Board of Directors on March 27, 2007.

Randy P. Helton, Chairman and Chief Executive Officer of ACBA, said, "We continue to look for opportunities to profitably deploy our excess capital. We feel that at current prices, the purchase of ACBA stock represents great value while also supplying additional liquidity to our shareholder base."

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service community bank headquartered in Monroe, North Carolina with nine North Carolina offices located in two of the fastest growing counties in North Carolina, Mecklenburg and Union. It also has four offices located in York and Cherokee Counties in South Carolina. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ Global Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225-8444.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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